BRF S.A.

A PUBLICLY TRADED COMPANY WITH AUTHORIZED CAPITAL

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 16269-2

SUMMARY OF THE MINUTES OF THE 101st/14 EXTRAORDINARY MEETING OF
THE BOARD OF DIRECTORS

DATE, PLACE AND TIME: August 14, 2014 at 12:30 p.m. at Rua Hungria, 1400 – 5th floor in the city and state of São Paulo via conference call. CHAIR:  Abilio Diniz, Chairman, Edina Biava, Secretary. ATTENDANCE: The majority of Board members. RESOLUTIONS: The Board of Directors has been informed by the Global CEO, Claudio Galeazzi of his interest in anticipating the initiation of the succession process as previously planned and forecast. This should be seen in the light of the Company’s positive situation with the conclusion of the initial cycle of transformation. It was decided that Claudio Galeazzi shall remain as Global CEO until December 31, 2014, contributing with the Board in the succession process. Other internal Company matters. These minutes are an extract of the full minutes of the Meeting of the Board of Directors and were signed by the attending Directors. Abilio Diniz, Chairman; Sérgio Ricardo Silva Rosa, Vice Chairman; Carlos Fernando Costa; Eduardo Silveira Mufarej; José Carlos Reis Magalhães Neto; Luiz Fernando Furlan; Luís Carlos Fernandes Afonso; Manoel Cordeiro Silva Filho; Paulo Assunção De Sousa; Vicente Falconi Campos; Walter Fontana Filho. São Paulo, august, 14, 2014. (I certify that this is an extract from the original minutes transcribed in Book 3, folio 283, of the minutes of the Ordinary and Extraordinary Meetings of the Company’s Board of Directors).

Edina Biava

Secretary